Exhibit 9.1

January 6, 2023

Securities and Exchange Commission
100 F Street NE
Washington DC 20549

Re: Exodus Movement, Inc.

We have read the statements under Item 4 of the Current Report on Form 1-U to be filed with the Securities and Exchange Commission on January 6, 2023 regarding the change of auditors. We agree with all statements pertaining to us. We have no basis to agree or disagree with the other statements made by the Company in the Form 1-U.

Sincerely,

/s/ WithumSmith+Brown, P.C.
WithumSmith+Brown, P.C.